BCSB BANKCORP, INC.
         MANAGEMENT RECOGNITION PLAN COMMITTEE

                    NOTICE OF AWARD
                    ---------------

     WHEREAS, the Board of Directors of BCSB Bankcorp, Inc.
(the "Company") has previously adopted the BCSB Bankcorp, Inc.
Management Recognition Plan (the "Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors Cox, Dunton and Kahl as members of the Management Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan, and by resolution dated _____________ __, 199_ the Committee made awards under the Plan.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
__________________________:

                                Number of Shares Subject to
      Recipient                      Plan Share Award
      ---------                 ---------------------------

____________________                             ____


     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 199__

                         BCSB BANKCORP, INC.
                         MANAGEMENT RECOGNITION PLAN
                         COMMITTEE

                         By: _________________________
                                    Its Chairman